Product supplement no. 47-I To prospectus dated December 1, 2005 and prospectus supplement dated December 1, 2005	Registration Statement No. 333-130051 Dated October 18, 2006 Rule 424(b)(2)

JPMorgan Chase & Co. Lookback Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index

General

•	JPMorgan Chase & Co. may offer and sell lookback return enhanced notes linked to a weighted Basket consisting of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index from time to time. This product supplement no. 47-I describes terms that will apply generally to the return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to a Basket consisting of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-37.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Basket, any of the Basket Indices or any of their component stocks.
•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	Unless otherwise specified in the relevant terms supplement, the Basket will be composed of five indices (each, a “Basket Index” and, together, the “Basket Indices”):

Basket Index	Weight

Nikkei 225 Index	†
Dow Jones EURO STOXX 50® Index	†
FTSETM 100 Index	†
S&P BRIC 40 Index	†
CECEEUR Index	†

† The weight of each Basket Index in the Basket will be specified in the relevant terms supplement and will be fixed for the term of the notes. For example, the relevant terms supplement may specify that each Basket Index has an equal weight in the Basket, in which case each Basket Index makes up 1/5 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the five Basket Indices.

Payment at Maturity (Notes with a Buffer):	For notes with a buffer, the amount you will receive at maturity is based on the value of the greater of the Lookback Basket Level and the Ending Basket Level relative to the Starting Basket Level (or the Strike Level, if applicable) and the buffer amount.

If the Lookback Basket Level or the Ending Basket Level is greater than the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per $1,000 principal note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

Your principal is protected against a decline in the Basket up to the buffer amount. If the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

If the greater of the Lookback Basket Level and the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + [$1,000 x (Basket Return + buffer amount %) x downside leverage factor]

For notes with a buffer, you will lose some or all of your investment at maturity if the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount.

Payment at Maturity (Notes without a Buffer):	For notes without a buffer, the amount you will receive at maturity is based on the value of the Lookback Basket Level and the Ending Basket Level relative to the Starting Basket Level (or the Strike Level, if applicable).

If the Lookback Basket Level or the Ending Basket Level is greater than the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

If the greater of the Lookback Basket Level and the Ending Basket Level is equal to the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the greater of the Lookback Basket Level and the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level (or the Strike Level, if applicable), unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

For notes without a buffer, you will lose some or all of your investment at maturity if the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or the Strike Level, if applicable).

Other Terms:	In each case if applicable, the Maximum Total Return, the buffer amount, upside leverage factor and downside leverage factor will be specified in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the applicable terms supplement, the greater of:

Lookback Basket Level – Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)

and

Ending Basket Level – Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)

Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set to equal 100 on the pricing date or such other relevant date or dates as specified in the relevant terms supplement.

Lookback Basket Level:	The Basket Closing Level on the Lookback Observation Date or the arithmetic average of the Basket Closing Levels on each of the Lookback Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Ending Basket Level:	The Basket Closing Level on the Ending Observation Date or the arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level on any relevant trading day will be calculated as follows:

100 x [1 + (Nikkei Return * Nikkei Weighting) + (EURO STOXX Return * EURO STOXX Weighting) + (FTSE Return * FTSE Weighting) + (BRIC Return * BRIC Weighting) + (CECEEUR Return * CECEEUR Weighting)

Unless otherwise specified in the relevant terms supplement, the Nikkei Return, the EURO STOXX Return, the FTSE Return, the BRIC Return and the CECEEUR Return are the performance of the respective Basket Indices, expressed as a percentage, from the relevant index starting level to the relevant index closing level on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

The Nikkei Weighting, the EURO STOXX Weighting, the FTSE Weighting, the BRIC Weighting and the CECEEUR Weighting (each an “Index Weighting” and, collectively, the “Index Weightings”) are the respective weights of each of the Basket Indices in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that the Nikkei 225 Index is weighted to compose 18% of the value of the Basket, the Nikkei Weighting is 18%.

For additional information, see “Description of Notes — Payment at Maturity.”

Strike Level:	The relevant terms supplement may specify an Index level other than the Starting Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Starting Basket Level, shall be used to calculate the Basket Return.

Basket Valuation Date(s):	The Lookback Basket Level will be calculated on a single date, which we refer to as the Lookback Observation Date, or on several dates, each of which we refer to as a Lookback Averaging Date, as specified in the relevant terms supplement. The Ending Basket Level will be calculated on a single date, which we refer to as the Ending Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to all such dates generally as Basket Valuation Dates in this product supplement.

Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 47-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

October 18, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 47-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 47-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 47-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 47-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 47-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 47-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 47-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 47-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 47-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 47-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 47-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 47-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 47-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 47-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 47-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Lookback Return Enhanced Notes Linked to a Basket Consisting of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index.

General

        The Lookback Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a Basket (the “Basket”) consisting of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index (each a “Basket Index” and, together, the “Basket Indices”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket calculated in accordance with the formula set forth below and whether the notes have a Strike Level and/or buffer.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 47-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

PS-1

        Notes With a Buffer

        For notes with a buffer, the amount you will receive at maturity is based on the value of the Lookback Basket Level and the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable) and the buffer amount.

•	If Lookback Basket Level or the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

•	Your principal is protected against a decline in the Basket up to the buffer amount. If the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.
•	Your investment will be fully exposed to any decline in the Basket beyond the buffer amount. If the greater of the Lookback Basket Level and the Ending Basket Level declines by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + [$1,000 x (Basket Return + buffer amount %) x downside leverage factor]

        For notes with a buffer, you will lose some or all of your investment at maturity if the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or Strike Level, if applicable) by more than the buffer amount.

        Notes Without a Buffer

        For notes without a buffer, the amount you will receive at maturity is based on the value of the Lookback Basket Level and the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable).

•	If the Lookback Basket Level or the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return, even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

PS-2

•	If the greater of the Lookback Basket Level and the Ending Basket Level is equal to the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.
•	If the greater of the Lookback Basket Level and the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level (or Strike Level, if applicable), unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

        For notes without a buffer, you will lose some or all of your investment at maturity if the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or Strike Level, if applicable).

        Unless otherwise specified in the applicable terms supplement, the “Basket Return,” as calculated by the calculation agent, is the greater of (1) the percentage change of the Basket calculated by comparing the Lookback Basket Level to the Starting Basket Level or to a percentage of the Starting Basket Level (the “Strike Level”) and (2) the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level or to the Strike Level. The relevant terms supplement will specify the manner in which the Lookback Basket Level and the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the applicable terms supplement, is equal to the greater of:

Lookback Basket Level – Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level (or Strike Level, if applicable)

and

Ending Basket Level – Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level (or Strike Level, if applicable)

        The “Starting Basket Level” will be set to equal 100 on the pricing date, unless otherwise specified in the relevant terms supplement. The “Lookback Basket Level” is equal to the Basket Closing Level on the Lookback Observation Date or the arithmetic average of the Basket Closing Levels on each of the Lookback Averaging Dates, or such other date or dates as specified in the applicable terms supplement. The “Ending Basket Level” is equal to the Basket Closing Level on the Ending Observation Date or the arithmetic average of the Basket Closing Levels on each of the Ending Averaging Dates, or such other date or dates as specified in the applicable terms supplement.

        In each case if applicable, the “Maximum Total Return,” the “buffer amount,” “upside leverage factor” and “downside leverage factor” will be set forth in the applicable terms supplement.

        Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” on any relevant trading day will be calculated as follows:

100 x [1 + (Nikkei Return * Nikkei Weighting) + (EURO STOXX Return * EURO STOXX Weighting)
+ (FTSE Return * FTSE Weighting) + (BRIC Return * BRIC Weighting)
+ (CECEEUR Return * CECEEUR Weighting)]

        Unless otherwise specified in the relevant terms supplement, the Nikkei Return, the EURO STOXX Return, the FTSE Return, the BRIC Return and the CECEEUR Return are the performance of the respective Basket Indices, expressed as a percentage, from the relevant index starting level to the relevant index closing level on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

        The Nikkei Weighting, the EURO STOXX Weighting, the FTSE Weighting, the BRIC Weighting and the CECEEUR Weighting (each an “Index Weighting” and, collectively, the “Index Weightings”) are the

PS-3

respective weights of each of the Basket Indices in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that the Nikkei 225 Index is weighted to compose 18% of the value of the Basket, the Nikkei Weighting is 18%.

        On any trading day, the “Nikkei Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

Nikkei Return =	Nikkei Closing Level – Nikkei Starting Level Nikkei Starting Level

where the “Nikkei Starting Level” is the closing level of the Nikkei 225 Index on the pricing date or such other date specified in the relevant terms supplement and the “Nikkei Closing Level” is the closing level of the Nikkei 225 Index on each relevant Basket Valuation Date or any other trading day on which the Nikkei Closing Level is to be calculated, as specified in the relevant terms supplement.

        On any trading day, the “EURO STOXX Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

EURO STOXX Return =	EURO STOXX Closing Level – EURO STOXX Starting Level EURO STOXX Starting Level

where the “EURO STOXX Starting Level” is the closing level of the Dow Jones EURO STOXX 50® Index on the pricing date or such other date specified in the relevant terms supplement and the “EURO STOXX Closing Level” is the closing level of the Dow Jones EURO STOXX 50® Index on each relevant Basket Valuation Date or any other trading day on which the EURO STOXX Closing Level is to be calculated, as specified in the relevant terms supplement.

        On any trading day, the “FTSE Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

FTSE Return =	FTSE Closing Level – FTSE Starting Level FTSE Starting Level

where the “FTSE Starting Level” is the closing level of the FTSETM 100 Index on the pricing date or such other date specified in the relevant terms supplement and the “FTSE Closing Level” is the closing level of the FTSETM100 Index on each relevant Basket Valuation Date or any other trading day on which the FTSE Closing Level is to be calculated, as specified in the relevant terms supplement.

        On any trading day, the “BRIC Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

BRIC Return =	BRIC Closing Level – BRIC Starting Level BRIC Starting Level

where the “BRIC Starting Level” is the closing level of the S&P BRIC 40 Index on the pricing date or such other date specified in the relevant terms supplement and the “BRIC Closing Level” is the closing level of the BRIC 40 Index on each relevant Basket Valuation Date or any other trading day on which the BRIC Closing Level is to be calculated, as specified in the relevant terms supplement.

        On any trading day, the “CECEEUR Return” is calculated as follows, unless otherwise specified in the applicable terms supplement:

CECEEUR Return =	CECEEUR Closing Level – CECEEUR Starting Level CECEEUR Starting Level

PS-4

where the “CECEEUR Starting Level” is the closing level of the CECEEUR Index on the pricing date or such other date specified in the relevant terms supplement and the “CECEEUR Closing Level” is the closing level of the CECEEUR Index on each relevant Basket Valuation Date or any other trading day on which the CECEEUR Closing Level is to be calculated, as specified in the relevant terms supplement.

        With respect to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index, the “closing level” on any trading day will equal the official closing value of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index, respectively, or in each case, any successor index thereto (as described below) published following the regular official weekday close of trading for each such Basket Index on that trading day. In certain circumstances, the “closing level” for the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index will be based on the alternate calculation of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index described under “The Nikkei 225 Index — Discontinuation of the Nikkei 225 Index; Alteration of Method of Calculation,” “The Dow Jones EURO STOXX 50® Index — Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation,” “The FTSETM 100 Index — Discontinuation of the FTSETM 100 Index; Alteration of Method of Calculation,” “The S&P BRIC 40 Index — Discontinuation of the S&P BRIC 40 Index; Alteration of Method of Calculation,” and “The CECEEUR Index — Discontinuation of the CECEEUR Index; Alteration of Method of Calculation,” respectively.

        With respect to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index, respectively, and (ii) the exchanges on which futures or options contracts related to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index, respectively, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

        The Basket Valuation Dates for the Lookback Basket Level, which will be either a single date, which we refer to as the Lookback Observation Date, or several dates, each of which we refer to as a Lookback Averaging Date, and the Ending Basket Level, which will be either a single date, which we refer to as the Ending Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the applicable terms supplement and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Basket Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing; provided that the Basket Closing Level for a Basket Valuation Date will not be determined on a date later than the tenth scheduled trading day after the final Basket Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Basket Closing Level for the Basket Valuation Date on such date in accordance with the formula for and method of calculating the Basket Closing Level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting the Basket.

        The maturity date will be set forth in the applicable terms supplement. If the scheduled maturity date (as specified in the applicable terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than

PS-5

three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Basket Valuation Date, as postponed, unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of the Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

PS-6

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Basket, any of the Basket Indices or any of the component stocks of the Basket Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment

        The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 47-I and the applicable terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount. For notes without a buffer, you will lose some or all of your investment at maturity if the Lookback Basket Level and the Ending Basket Level decline from the Starting Basket Level (or the Strike Level, if applicable). The applicable terms supplement will specify whether the notes have a buffer and/or Strike Level.

The appreciation potential of the notes is limited to the Maximum Total Return, if applicable

        If the notes are subject to a Maximum Total Return, the appreciation potential of the notes will be limited to the Maximum Total Return. Any applicable Maximum Total Return will be a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to that Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than that Maximum Total Return.

The Basket Indices may not be equally weighted

        Unless otherwise specified in the relevant terms supplement, the Basket is composed of five indices, each of which may have a different weight in determining the value of the Basket, depending on the Index Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Nikkei Weighting, the EURO STOXX Weighting, the FTSE Weighting, the BRIC Weighting and the CECEEUR Weighting are 20%, 30%, 25%, 15% and 10%, respectively. One consequence of such an unequal weighting of the Basket Indices is that the same percentage change in two of the Basket Indices may have different effects on the Basket Closing Level. For example, if the Nikkei Weighting is greater than the CECEEUR Weighting, a 5% decrease in the Nikkei 225 Index will have a greater effect on the Basket Closing Level than a 5% decrease in the CECEEUR Index.

Changes in the value of the Basket Indices may offset each other

        Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index. Price movements in the Basket Indices may not correlate with each other. At a time when the value of one or more of the Basket Indices increases, the value of the other Basket Indices may not increase as much or may even decline in value. Therefore, in calculating the Lookback Basket Level and the Ending Basket Level, increases in the value of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Index or Indices, particularly if the Basket Index or Indices that appreciate are of relatively low weight in the Basket. There can be no assurance that the Lookback Basket Level or the Ending Basket Level will be higher than the Starting Basket Level or, if applicable, the Strike Level. You may lose some or all of your investment in the notes if the Lookback Basket Level and the Ending Basket Level is lower than the Starting Basket Level or, if applicable, the Strike Level.

PS-7

Your return on the notes will not reflect dividends on the common stocks of the companies in the Basket Indices

        Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Basket Indices and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Lookback Basket Level and the Ending Basket Level. The Lookback Basket Level and the Ending Basket Level reflect the prices of the common stocks as calculated in the Basket Indices without taking into consideration the value of dividends paid on those stocks.

Secondary trading may be limited

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Lookback Basket Level and the Ending Basket Level may be less than the Basket Closing Level at the maturity date of the notes or at other times during the term of the notes

        Because the Lookback Basket Level and the Ending Basket Level are calculated based on the Basket Closing Level on one or more Basket Valuation Dates during the term of the notes, the level of the Basket at the maturity date or at other times during the term of the notes, including dates near the Basket Valuation Date(s), could be higher than the Lookback Basket Level and the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket after the final Basket Valuation Date, if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Dates or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Dates). For example, when each of the Lookback Observation Date and the Ending Observation Date for the notes is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant during the initial term of the notes and then decrease below the Starting Basket Level (or Strike Level, if applicable), the Lookback Basket Level and the Ending Basket Level may each be significantly less than if it were calculated on a date earlier than the Lookback Observation Date and the Ending Observation Date, respectively. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket, the Basket Indices, the stocks underlying the Basket Indices or contracts relating to the Basket or Basket Indices for which there is an active secondary market.

The notes are not designed to be short-term trading instruments

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors

        Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Basket Indices on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to

PS-8

vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Basket Indices;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying the Basket Indices;
•	interest and yield rates in the market generally as well as in each of the markets of the securities composing the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index;
•	economic, financial, political, regulatory or judicial events that affect the stocks composing the Basket Indices or stock markets generally and which may affect the Basket Return;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar, the euro, the Japanese yen, the U.K. pound, the Brazilian real, the Russian ruble, the Indian rupee, the Chinese renminbi, the Czeck koruna, the Hungarian forint, and the Polish zloty; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

        You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may decrease such that you may not receive any return of your investment. For notes with a buffer, if the Lookback Basket Level and the Ending Basket Level decline compared to the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the Basket Return is negative, you will lose some or all of your investment at maturity.

The Basket Return for the notes will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index or the CECEEUR Index.

        Although the stocks composing the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, and the FTSETM 100 Index are traded in currencies other than U.S. dollars and the closing prices of the stocks composing the CECEEUR Index are converted into euros, and the notes, which are linked to the Basket Indices, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and the euro, in the case of the CECEEUR Index, and each of the currencies in which the stocks composing the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index and the FTSETM 100 Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the notes. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in “Description of Notes — Payment at Maturity.”

The notes are subject to currency exchange risk.

        Because the prices of the stocks composing the S&P BRIC 40 Index are converted into dollars for the purposes of calculating the value of the S&P BRIC 40 Index, and the prices of the stocks composing the CECEEUR Index are converted into euros for purposes of calculating the value of the CECEEUR Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the S&P BRIC 40 Index and the CECEEUR Index. An investor’s net exposure will depend on the extent to which the currencies of the stocks composing the S&P BRIC 40 Index strengthen or weaken against the U.S. dollar and the extent to which the currencies of the stocks composing the CECEEUR Index strengthen or weaken against the euro. If, taking into account such weighting, the U.S. dollar or the euro strengthens against the respective component currencies, the value of the applicable Basket Index will be adversely affected and the payment at maturity of the notes may be reduced.

PS-9

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

        All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance. See also “The S&P BRIC 40 Index —The S&P BRIC 40 Index is Subject to Currency Exchange Risk”and “The CECEEUR Index — The CECEEUR Index is Subject to Currency Exchange Risk.”.

Changes in the volatility of exchange rates, and the correlation between those rates and the levels of the S&P BRIC 40 Index and the CECEEUR Index are likely to affect the market value of the notes.

        The exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the S&P BRIC 40 Index are denominated or the exchange rate between the euro and each of the currencies in which the stocks composing the CECEEUR Index are denominated refers to a foreign exchange spot rate that measures the relative values of two currencies - the particular currency in which a stock included in the S&P BRIC 40 Index or the CECEEUR Index is denominated and the U.S. dollar or the euro, respectively. This exchange rate reflects the amount of the particular currency in which a security in the S&P BRIC 40 Index or the CECEEUR Index is denominated that can be purchased for one U.S. dollar or one euro respectively and thus increases when the U.S. dollar or the euro, as applicable, appreciates relative to the particular currency upon which a security in the S&P BRIC 40 Index or the CECEEUR Index is denominated. The volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the S&P BRIC 40 Index are denominated and the volatility of the exchange rate between the euro and each of the currencies in which the stocks composing the CECEEUR Index are denominated refer to the size and frequency of that exchange rate.

        Because the S&P BRIC 40 Index and the CECEEUR Index are calculated, in part, by converting the closing prices of the stocks underlying the S&P BRIC 40 Index and the CECEEUR Index into U.S. dollars and euro, respectively, the volatility of the exchange rate between the U.S. dollar or the euro, as applicable, and each of the currencies in which the stocks underlying the S&P BRIC 40 and the CECEEUR Index are denominated could affect the market value of the notes

        The correlation of the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the S&P BRIC 40 Index are denominated or the exchange rate between the euro and each of the currencies in which the stocks composing the CECEEUR Index are denominated and the level of the S&P BRIC 40 Index and the CECEEUR Index, respectively, refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the S&P BRIC 40 Index or the CECEEUR Index, as applicable. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the S&P BRIC 40 Index are denominated or the exchange rate between the euro and each of the currencies in which the stocks composing the CECEEUR Index are denominated and the percentage changes in the level of the S&P BRIC 40 Index or the CECEEUR Index, respectively, could affect the value of the notes.

PS-10

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such estimated cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

NKS may adjust the Nikkei 225 Index in a way that affects its level, and NKS has no obligation to consider your interests

        Nihon Keizai Shimbun, Inc. (“NKS”) is responsible for calculating and maintaining the Nikkei 225 Index. NKS can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the level of the Nikkei 225 Index. You should realize that the changing of companies included in the Nikkei 225 Index may affect the Nikkei 225 Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, NKS may alter, discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the notes. NKS has no obligation to consider your interests in calculating or revising the Nikkei 225 Index. See “The Nikkei 225 Index.”

STOXX Limited may adjust the Dow Jones EURO STOXX 50® Index in a way that affects its level, and STOXX Limited has no obligation to consider your interests

        STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. STOXX Limited can add, delete or substitute the stocks underlying the Dow Jones EURO STOXX 50® Index or make other methodological changes that could change the level of the Dow Jones EURO STOXX 50® Index. You should realize that the changing of companies included in the Dow Jones EURO STOXX 50® Index may affect the Dow Jones EURO STOXX 50® Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, STOXX Limited may alter, discontinue or suspend calculation or dissemination of the Dow Jones EURO STOXX 50® Index. Any of these actions could adversely affect the value of the notes. STOXX Limited has no obligation to consider your interests in calculating or revising the Dow Jones EURO STOXX 50® Index. See “The Dow Jones EURO STOXX 50® Index.”

FTSE International Limited may adjust the FTSETM 100 Index in a way that affects its level, and FTSE has no obligation to consider your interests.

        FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSETM 100 Index. FTSE can add, delete or substitute the stocks underlying the FTSETM 100 Index or make other methodological changes that could change the level of the FTSETM 100 Index. You should realize that the changing of companies included in the FTSETM 100 Index may affect the FTSETM 100 Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, FTSE may alter, discontinue or suspend calculation or dissemination of the FTSETM 100 Index. Any of these actions could adversely affect the value of the notes. FTSE has no obligation to consider your interests in calculating or revising the FTSETM 100 Index. See “FTSETM 100 Index.”

PS-11

S&P may adjust the S&P BRIC 40 Index in a way that affects its level, and S&P has no obligation to consider your interests.

        Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), is responsible for calculating and maintaining the S&P BRIC 40 Index. S&P can add, delete or substitute the stocks underlying the S&P BRIC 40 Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the S&P BRIC 40 Index may affect the S&P BRIC 40 Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P BRIC 40 Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the S&P BRIC 40 Index. See “The S&P BRIC 40 Index.”

Wiener Borse may adjust the CECEEUR Index in a way that affects its level, and Wiener Borse has no obligation to consider your interests.

        Wiener Borse AG (“Wiener Borse”) is responsible for calculating and maintaining the CECEEUR Index. Wiener Borse can add, delete or substitute the stocks underlying the CECEEUR Index or make other methodological changes that could change the level of the CECEEUR Index. You should realize that the changing of companies included in the CECEEUR Index may affect the CECEEUR Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Wiener Borse may alter, discontinue or suspend calculation or dissemination of the CECEEUR Index. Any of these actions could adversely affect the value of the notes. Wiener Borse has no obligation to consider your interests in calculating or revising the CECEEUR Index. See “The CECEEUR Index.”

We are not affiliated with any company included in the Basket

        We are not affiliated with any of the companies whose stock is represented in the Basket Indices. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to NKS, STOXX Limited, FTSE, S&P or Wiener Borse or any of the companies included in the Basket and none of those companies will be involved in the offering of the notes in any way. They will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Basket Indices and other financial instruments related to the Basket Indices and their component stocks on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index and, accordingly, could affect the value of the notes and the amount payable to you at maturity, if any.

PS-12

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about companies whose stock is included in the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Basket Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index or the stocks that compose the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        We or one of our affiliates may currently or from time to time engage in trading activities related to the currencies in which the stocks composing the S&P BRIC 40 Index and the CECEEUR Index are denominated. These trading activities could potentially affect the exchange rates with respect to such currencies and, because currency exchange rate calculations are involved in the calculation of the closing levels of the S&P BRIC 40 Index and the CECEEUR Index, could affect the closing levels of the S&P BRIC 40 Index and the CECEEUR Index and, accordingly, the value of the notes.

        In the course of our or our affiliates’ currency trading activities, we or our affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. We do not make any representation or warranty to any purchaser of notes with respect to any matters whatsoever relating to future currency exchange rate movements and any prospective purchaser of notes should undertake an independent investigation of the currencies in which stocks composing the S&P BRIC 40 Index and the CECEEUR Index are denominated and their related exchange rates as, in its judgment, is appropriate to make an informed decision with respect to an investment in the notes.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Lookback Basket Level, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the amount, if any, we will pay you at maturity and the Basket Closing Level, including the Nikkei Return, the Nikkei Closing Level, the EURO STOXX Return, the EURO STOXX Closing Level, the FTSE Return, the FTSE Closing Level, the BRIC Return, the BRIC Closing Level, the CECEEUR Return and the CECEEUR Closing Level. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Indices have been discontinued and whether there has been a material change in the method of calculation of any of the Basket Indices. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

PS-13

Market disruptions may adversely affect your return

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of the Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 47-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

An investment in the notes is subject to risks associated with non-U.S. securities markets

        The stocks that compose the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and the CECEEUR Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

        The prices of securities in non-U.S. jurisdictions such as in Brazil, India, Russia, China, the Czech Republic, Hungary and Poland may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

        The Basket Indices include stocks of companies incorporated in the Brazil, India, Russia, China, the Czech Republic, Hungary and Poland. Each of these countries has its own risks and special circumstances which may positively or negatively impact the underlying companies represented by the Basket Indices, and, therefore, the value of your notes.

PS-14

USE OF PROCEEDS

        Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index, the stocks underlying the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index, or instruments whose value is derived from the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index or their underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging and investment activities of ours could potentially increase the level of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM100 Index, the S&P BRIC 40 Index or the CECEEUR Index, and, therefore, effectively establish a higher level that the relevant Basket Index must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index, the stocks underlying the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index, or instruments whose value is derived from the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index and/or the CECEEUR Index or their underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-15

THE NIKKEI 225 INDEX

        We have derived all information regarding the Nikkei 225 Index contained in this product supplement no. 47-I, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by NKS. NKS has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

        The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the TSE representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

        The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;
•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;
•	Consumer Goods — Marine Products, Food, Retail, Services;
•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;
•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and
•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

        The Nikkei 225 Index is a modified, price-weighted index (i.e., an Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 23.154 as of October 1, 2003 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

        In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the

PS-16

new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

        A Nikkei Underlying Stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei Underlying Stocks, NKS will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

        A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS. NKS may delete, add or substitute any stock underlying the Nikkei 225 Index. NKS first calculated and published the Nikkei 225 Index in 1970.

License Agreement with NKS

        We expect to enter into an agreement with NKS that would provide us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nikkei 225 Index, which is owned and published by NKS, in connection with certain securities.

        We expect that the license agreement with NKS will provide that NKS will assume no obligation or responsibility for use of the Nikkei 225 Index by us or our affiliates.

Discontinuation of the Nikkei 225 Index; Alteration of Method of Calculation

        If NKS discontinues publication of the Nikkei 225 Index and NKS or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nikkei 225 Index (such index being referred to herein as a “Nikkei successor index”), then any Nikkei 225 Index closing level will be determined by reference to the level of such Nikkei successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei successor index on each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a Nikkei successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If NKS discontinues publication of the Nikkei 225 Index prior to, and such discontinuation is continuing on, a Basket Valuation Date or other relevant date as set forth in the terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei successor index is available at such time, or the calculation agent has previously selected a Nikkei successor index and publication of such Nikkei successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the Nikkei 225 Index closing level for the Nikkei 225 Index for such date. The Nikkei 225 Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225 Index or Nikkei successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or

PS-17

materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225 Index or Nikkei successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Nikkei 225 Index on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the Nikkei 225 Index or a Nikkei successor index, or the level thereof, is changed in a material respect, or if the Nikkei 225 Index or a Nikkei successor index is in any other way modified so that the Nikkei 225 Index or such Nikkei successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225 Index or such Nikkei successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Nikkei 225 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225 Index or such Nikkei successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Nikkei 225 Index closing level with reference to the Nikkei 225 Index or such Nikkei successor index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Nikkei successor index is modified so that the level of the Nikkei 225 Index or such Nikkei successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225 Index), then the calculation agent will adjust its calculation of the Nikkei 225 Index or such Nikkei successor index in order to arrive at a level of the Nikkei 225 Index or such Nikkei successor index as if there had been no such modification (e.g., as if such split had not occurred).

The Tokyo Stock Exchange

        The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

        Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

        The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

PS-18

THE DOW JONES EURO STOXX 50® INDEX

        We have derived all information contained in this product supplement no. 47-I regarding the Dow Jones EURO STOXX 50® Index (“Dow Jones EURO STOXX 50® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

        The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 47-I or any terms supplement.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

        The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

        The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 47-I or any terms supplement.

        The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

        The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

        The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index	=	free float market capitalization of the Dow Jones EURO STOXX 50® Index adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index	x	1,000

        The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

PS-19

        The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(2) Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases
(3) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced
                         by company * (1 – withholding tax))
                         * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of
                         shares ) – (tender price * number of
                         tendered shares)) / (old number of
                         shares – number of tendered shares)

New number of shares = old number of shares –                                     number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price * A – price of spun-off shares *B) / A Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held
If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price *
                         C * (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares *
                                        ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription
                         price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares *
                                        ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

PS-20

License Agreement with STOXX Limited

        We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to JPMorgan Chase other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to JPMorgan Chase or the notes. STOXX Limited has no obligation to take the needs of JPMorgan Chase or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

        STOXX LIMITED DOES NOT GUARANTY THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50®INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN JPMORGAN CHASE AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

        THE DOW JONES EURO STOXX 50® INDEX AND STOXX® ARE THE INTELLECTUAL PROPERTY (INCLUDING REGISTERED TRADEMARKS) OF STOXX LIMITED, ZURICH, SWITZERLAND AND/OR DOW JONES & COMPANY, INC., A DELAWARE CORPORATION, NEW YORK, USA (THE “LICENSORS”), AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY JPMORGAN CHASE. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LICENSORS, AND THE LICENSORS MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

        If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “EURO STOXX successor index”), then any Dow Jones EURO STOXX 50® Index closing level will be determined by reference to the level of such EURO STOXX successor index at the close of trading on the relevant exchange or market for the EURO STOXX successor index on each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement.

PS-21

        Upon any selection by the calculation agent of a EURO STOXX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date or other relevant date as set forth in the applicable terms supplement and the calculation agent determines, in its sole discretion, that no EURO STOXX successor index is available at such time, or the calculation agent has previously selected a EURO STOXX successor index and publication of such EURO STOXX successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the Dow Jones EURO STOXX 50® Index closing level for such date. The Dow Jones EURO STOXX 50® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or EURO STOXX successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Dow Jones EURO STOXX 50® Index or EURO STOXX successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Dow Jones EURO STOXX 50® Index or EURO STOXX successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a EURO STOXX successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a EURO STOXX successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Dow Jones EURO STOXX 50® Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50®Index or a EURO STOXX successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-22

THE FTSETM 100 INDEX

        All information regarding the FTSETM 100 Index set forth herein, including, without limitation, its make-up, method of calculation, and changes in its components, has been derived from publicly available information.

        The FTSETM 100 Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and the Financial Times, in association with the Institute and the Faculty of Actuaries. The FTSETM 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of the FTSETM 100 Index began in February 1984.

        The FTSETM 100 Index is calculated by (i) multiplying the per share price of each stock included in the FTSETM 100 Index by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSETM 100 Index, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSETM 100 Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSETM 100 Index and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSETM 100 than will movements in share prices of companies with relatively smaller market capitalization.

        The 100 stocks included in the FTSETM 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

        The FTSETM 100 Index is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSETM 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSETM 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

License Agreement with FTSE

        The use of and reference to the FTSETM 100 Index in connection with the notes has been consented to by the FTSE. All rights to the FTSETM 100 Index are owned by the FTSE, the publisher of the FTSETM 100 Index. JPMorgan Chase & Co., the agent, the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSETM 100 Index. In addition, none of the LSE, the Financial Times and FTSE has any relationship to JPMorgan Chase & Co. or the notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the notes, or has any obligation or liability in connection with the administration, marketing or trading of the notes or with the calculation of the Lookback Basket Level or the Ending Basket Level on the Basket Valuation Dates.

        The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by The Financial Times Limited (“FT”) and neither FTSE, the LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSETM 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSETM 100 Index is compiled and calculated by FTSE. However, neither

PS-23

FTSE nor the LSE nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSETM 100 Index and neither FTSE nor the LSE nor FT shall be under any obligation to advise any person of any error therein.

        “FTSE®”, “FT-SE®” and “Footsie®” are trade marks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. “All-World”, “All-Share” and “All-Small” are trade marks of FTSE International Limited.”

Discontinuation of the FTSETM 100 Index; Alteration of Method of Calculation

        If FTSE discontinues publication of the FTSETM 100 Index and FTSE or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSETM 100 Index (such index being referred to herein as a “FTSE successor index”), then the FTSETM100 Index closing level will be determined by reference to the level of such FTSE successor index at the close of trading on the relevant exchange or market for the FTSE successor index on each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a FTSE successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If FTSE discontinues publication of the FTSETM 100 Index prior to, and such discontinuation is continuing on, each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement and the calculation agent determines, in its sole discretion, that no FTSE successor index is available at such time, or the calculation agent has previously selected a FTSE successor index and publications of such FTSE successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the FTSETM 100 Index closing level on such date. The FTSETM 100 Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSETM 100 Index or FTSE successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the FTSETM 100 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the FTSETM 100 Index or FTSE successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the FTSETM 100 Index or a FTSE successor index, or the level thereof, is changed in a material respect, or if the FTSETM 100 Index or a FTSE successor index is in any other way modified so that the FTSETM 100 Index or such FTSE successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSETM 100 Index or such FTSE successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the FTSETM 100 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSETM 100 Index or such FTSE successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the FTSETM 100 Index closing level with reference to the FTSETM 100 Index or such FTSE successor index, as adjusted. Accordingly, if the method of calculating the FTSETM 100 Index or a FTSE successor index is modified so that the level of the FTSETM 100 Index or such FTSE or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the FTSETM 100 Index), then the calculation agent will adjust its calculation of the FTSETM 100 Index or such FTSE successor index in order to arrive at a level of the FTSETM 100 Index or such FTSE successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-24

THE S&P BRIC 40 INDEX

        We have derived all information contained in this product supplement no. 47-I regarding the S&P BRIC 40 Index (the “S&P BRIC 40 Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s (“S&P”). We make no representation or warranty as to the accuracy or completeness of such information.

S&P BRIC 40 Composition and Maintenance

        Launched by S&P on June 20, 2006, the S&P BRIC 40 Index is intended to provide exposure to 40 leading companies from the emerging markets of Brazil, Russia, India and China. There is no minimum number of stocks from the respective four countries that have to be included. All stocks in the S&P BRIC 40 Index trade in developed market exchanges – the Hong Kong Stock Exchange, London Stock Exchange, Nasdaq Stock Market and New York Stock Exchange. The S&P BRIC 40 Index uses a particular selection procedure for its composition stocks, and a modified market capitalization weighting scheme, both discussed in further detail below.

        All constituent companies are also members of the S&P/IFCI index series for one of the four countries. The S&P/IFCI indices are designed to measure the type of returns foreign portfolio investors might receive from investing in emerging market stocks that are legally and practically available to them. Constituents for the S&P/IFCI series are chosen based on size, liquidity, and their legal and practical availability to foreign institutional investors. The S&P/IFCI indices are calculated on a daily basis for each country.

        The process of selecting the 40 companies is as follows. All constituents of the S&P/IFCI country indices for Brazil, Russia, India and China comprise the initial selection universe. All companies that do not have a developed market listing are removed from the list. Companies with a float-adjusted market capitalization of less than $1 billion and/or an average six-month daily trading volume of less than $5 million are removed. In addition, if a company has multiple share classes, the share class with the lower liquidity is removed. The remaining stocks are sorted in decreasing order of their float-adjusted market capitalization, and the top forty become index members. In the rare event that fewer than 40 stocks qualify for inclusion, S&P may modify the criteria to include multiple share classes or reduce the market capitalization limit.

        The S&P BRIC 40 Index is rebalanced once a year on the first trading day of February. The reference date for additions and deletions is after the closing of the last trading date of the previous December. No companies are added between rebalancings, but a company can be deleted during that time due to corporate events such as mergers, acquisitions, takeovers or de-listings. In case of any changes, an announcement will be made followed by the immediate revision of the methodology.

        The S&P BRIC 40 Index Committee maintains the S&P BRIC 40 Index, meeting as often as needed. The committee members are full-time professionals of the Standard & Poor’s staff. At each meeting, the S&P BRIC 40 Index Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, and any significant market events. In addition, the S&P BRIC 40 Committee can revise index policy covering rules for selecting companies, share counts, the liquidity and market cap thresholds or other matters.

        The S&P BRIC 40 Index is calculated in U.S. dollars and Euros. Local market prices are converted using the Reuters / WM London closing. The pricing of individual index constituents is taken from their listing in the developed market exchange in which it trades. If a stock trades on more than one developed market exchange, the listing from the market with the most liquidity is taken.

        As of December 31, 2005, 36.37% of the S&P BRIC 40 Index weight was made up of Chinese stocks, 28.62% by Brazilian stocks, 25.84% by Russian stocks and 9.16% by Indian stocks. As of the same date, the largest sectors of the S&P BRIC 40 Index were energy (composing 35.58% of Index weight), telecom (composing 18.14% of Index weight), financials (composing 18.86% of Index weight), and materials (composing 10.72% of Index weight).

PS-25

S&P BRIC 40 Index Calculation

        Once the constituent companies are identified, S&P utilizes a modified market capitalization weighing procedure to determine the composition of the S&P BRIC 40 Index. In short, at rebalancing, the starting weight of each stock is proportional to its available market capitalization, which accounts for available float and investment restrictions for foreign investors. Modifications are made, if required, to ensure that no stock has a weight of more than 10% in the index. In addition, changes are made to ensure that the minimum initial portfolio size for 1-day trade (based on recent trading volume) will be at least $600 million.

        The details of the weighing procedure at every rebalancing are as follows:

1.	Every stock is given an initial Adjustment Factor (AF) of I. Basket Liquidity (BL) and Maximum Weight (MW) are set to USS 600 million and 10%, respectively.

2.	The weight for each stock in the S&P BRIC 40 Index is calculated as follows:

Wi =	Afi x Market Capi 40 Σ (Market Cap)i x (AF)i i=i
3.	Trade size, S, is calculated for each stock as follows:

                        Si = Li/Wi

        where Li is the liquidity of the ith stock, as defined by the six-month average daily value traded.

4.	The adjustment factor for each stock is modified as follows:

                        If Si < BL and/or Wi ≥ MW

                        Then AFi = AFi previous - 0.2

                        Else AFi = AFi previous

5.	If, for every stock, Si > BL and Wi < MW, then the process is complete and the weights derived in step 2 are used. If not, steps 2,3 and 4 are repeated until all stocks meet the market cap and liquidity requirements. No further adjustments are made for stocks which have AF = 0.2.

        The basket liquidity (BL) parameter essentially sets a limit of the minimum portfolio size that must be turned over in a single day, based on the historical average value-traded pattern. The MW parameter is the maximum weight of each stock at the rebalancing. These parameters can be changed depending on market circumstances. Steps 1 through 5 modify the market cap weighting scheme in a looped manner until the BL and MW constraints are satisfied for all index constituents.

        The index is calculated by means of the divisor methodology used in all Standard & Poor’s equity indices. The index value is simply the index market value divided by the index divisor:

Index Value =	Index Market Value Index Divisor

(1)

N Index Market Value = Σ (index Shares)i x (Price)i i=1

(2)

PS-26

Index Shares are set at the time of rebalancing in the following manner such that for the ith constituent:

Index Sharesi =	(1000,000 x Wi) Pricerebalancing day close, i

where Wi is the weight for the ith constituent at the rebalancing as derived from the previous section, and Pricerebalancing day close, i is its price at the close of the rebalancing date.

        In order to maintain basket series continuity, it is also necessary to adjust the divisor at the rebalancing.

        (Index Value)before rebalancing = (Index Value)after rebalancing

(4)

        Therefore,

(Divisor) after rebalancing =	[	1 (Index Value)before rebalancing	]	x (Index Market Value) after rebalancing

(5)

Index Adjustments

        The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor Adjustment is required.

Type of Corporate Action	Adjustment made to Index	Divisor Adjustment

Spin-off	No weight change. The price is adjusted to Price of Parent Company minus (Price of Spin-off company/Share Exchange Ratio). Index Shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Rights offering	The price is adjusted as follows: ([Ratio Received * Rights Price] + [Ratio Held * Close Price]) / [Ratio Received + Ratio Held] * Close Price). Index Shares are changed correspondingly so that there is no change in weight.	No

Stock split	Index Shares are multiplied by and price is divided by the split factor.	No
Share issuance or Reduction	None	No

Special dividends	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before ex-date.	Yes

Delisting	The stock is removed. No replacements are made.	Yes

Merger or acquisition	If the surviving company is already an index member, it is retained in the index. If the surviving company does not belong to BRIC countries or does not maintain the exchange listing included in the index, it is removed. An announcement will be made in other cases.	Yes, if there is a removal.

        In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions, or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the

PS-27

prices will be from the exchange listing included in the index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, S&P may determine not to publish the index for that day.

The S&P BRIC 40 Index is Subject to Currency Exchange Risk

        Because the closing prices of the stocks composing the S&P BRIC 40 Index are converted into U.S. dollars for purposes of calculating the value of the S&P BRIC 40 Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component stocks trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks in the S&P BRIC 40 Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component stocks trade will result in an increase in the value of the S&P BRIC 40 Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the S&P BRIC 40 Index will be adversely affected and may reduce or eliminate the payment at maturity, if any, on the notes. Fluctuations in currency exchange rates can have a continuing impact on the value of the S&P BRIC 40 Index, and any negative currency impact on the S&P BRIC 40 Index may significantly decrease the value of the notes. The return on an index composed of the component stocks where the closing price is not converted into U.S. dollars can be significantly different from the return on the S&P BRIC 40 Index, which is converted into U.S. dollars.

License Agreement between S&P and J.P. Morgan Securities Inc.

        S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with certain securities.

        The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P BRIC 40 Index to track general stock market performance. S&P’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to JPMorgan Chase & Co. or the notes. S&P has no obligation to take the needs of JPMorgan Chase &Co. or the holders of the notes into consideration in determining, composing or calculating the S&P BRIC 40 Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P BRIC 40 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        "STANDARD & POOR’S”, “S&P”, AND “S&P BRIC 40” ARE TRADEMARKS OF THE STANDARD & POOR’S DIVISION OF THE MCGRAW-HILL COMPANIES, INC., SOME OF WHICH MAY BE PROTECTED BY REGISTRATION IN ONE OR MORE TERRITORIES AND WHICH HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. THIS PRODUCT IS NOT SPONSORED, MANAGED, ADVISED, SOLD OR PROMOTED BY S&P.

PS-28

Discontinuation of the S&P BRIC 40 Index; Alteration of Method of Calculation

        If S&P discontinues publication of the S&P BRIC 40 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “S&P BRIC 40 successor index”), then the S&P BRIC 40 Index closing level will be determined by reference to the level of such S&P BRIC 40 successor index at the close of trading on the relevant exchange or market for the S&P BRIC 40 successor index on each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a S&P BRIC 40 successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If S&P discontinues publication of the S&P BRIC 40 Index prior to, and such discontinuation is continuing on, each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no S&P BRIC 40 successor index is available at such time, or the calculation agent has previously selected a S&P BRIC 40 successor index and publications of such S&P BRIC 40 successor index are discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the S&P BRIC 40 Index closing level on such date. The S&P BRIC 40 Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P BRIC 40 Index or S&P BRIC 40 successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P BRIC 40 Index. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P BRIC 40 Index or S&P BRIC 40 successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the S&P BRIC 40 Index or a S&P BRIC 40 successor index, or the level thereof, is changed in a material respect, or if the S&P BRIC 40 Index or a S&P BRIC 40 successor index is in any other way modified so that the S&P BRIC 40 Index or such S&P BRIC 40 successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P BRIC 40 Index or such S&P BRIC 40 successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P BRIC 40 Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P BRIC 40 Index or such S&P BRIC 40 successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the S&P BRIC 40 Index closing level with reference to the S&P BRIC Index or such S&P BRIC 40 successor index, as adjusted. Accordingly, if the method of calculating the S&P BRIC 40 Index or a S&P BRIC 40 successor index is modified so that the level of the S&P BRIC 40 Index or such S&P BRIC 40 successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P BRIC 40 Index), then the calculation agent will adjust its calculation of the S&P BRIC 40 Index or such S&P BRIC 40 successor index in order to arrive at a level of the S&P BRIC 40 Index or such S&P BRIC 40 successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-29

THE CECEEUR INDEX

        We have derived all information contained in this product supplement no. 47-I regarding the CECEEUR Index (the CECE Composite Index denominated in European Union euro), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Wiener Borse and is subject to change at its discretion. We make no representation or warranty as to the accuracy or completeness of such information.

        The CECEEUR Index is calculated, published and disseminated by Wiener Borse. The CECEEUR Index currently consists of 27 stocks included in three sub-indices that Wiener Borse also manages: the Czech Traded Index, the Hungarian Traded Index and the Polish Traded Index. It reflects in real-time the movement of the underlying stocks, as well as currency updates, which occur every two minutes.

        The selection of stocks for inclusion in the CECEEUR Index is made on a quarterly basis by the CECE Committee, which consists of representatives of the Wiener Borse, the Austrian Futures & Options Exchange, financial institutions issuing financial products on the CECE indices, academic circles and market experts. The CECEEUR Index is calculated on every day that at least one of the local country stock exchanges is open for trading.

        The CECEEUR Index is a capitalized weighted price index, and is not adjusted for dividend payments on the constituent stocks. It incorporates free float factors (defined as the percentage of the shares of the issuing company which are available for trading), intended to ensure that the weight of a particular stock in an index roughly corresponds to the fraction of the registered capital that is actually available for public trading on the stock exchange on which it trades. The free float factors are determined by Wiener Borse and reviewed quarterly by the CECE Index Committee according to the disclosures regarding the ownership structure of the listed companies provided by the domestic source exchanges, securities registrars and the relevant notifications made by the companies themselves. The CECEEUR Index also incorporates a representation factor to ensure that a component stock of the CECEEUR Index cannot exceed a maximum weighting cap of 25%. The representation factors are reviewed quarterly by the CECE Index Committee.

Background on sub-indices

        Generally, the selection criteria for inclusion in the three country indices comprising the CECEEUR Index are market capitalization, liquidity, price availability, sector representativeness and market interest. Market capitalization and liquidity are the primary factors. Only ordinary shares of joint stock companies domiciled in the country covered by the relevant country index and listed and introduced into trading on the local official stock exchange are eligible for inclusion in such country index. There is no prescribed number of stocks to be included in the country indices, but inclusion is limited to the most liquid stocks traded on the local country stock exchanges.

        The Czech Traded Index (CTX) is a member of the CECE Index family, a group designed to cover the emerging stock markets of the four Visegrad countries (Czech Republic, Hungary, Poland, Slovak Republic). It is not intended primarily to qualify as a benchmark for the performance of the Czech stock market. Rather, its foremost purpose is to serve as an underlying for derivatives trading. The main emphasis lies on ensuring the tradability of each component stock and on preserving the replicability of the CTX. Therefore, the CTX comprises a sample of only 9 Czech blue chip stocks which represent a basket of both relatively liquid and sufficiently tradable stocks.

        The Hungarian Traded Index (HTX) is a member of the CECE Index family, a group designed to cover the emerging stock markets of the four Visegrad countries (Czech Republic, Hungary, Poland, Slovak Republic). It is not intended primarily to qualify as a benchmark for the performance of the Hungarian stock market. Rather, its foremost purpose is to serve as an underlying for derivatives trading. The main emphasis lies on ensuring the tradability of each component stock and on preserving the replicability of the HTX. Therefore, the HTX comprises a sample of only 11 Hungarian blue chip stocks which represent a basket of both relatively liquid and sufficiently tradable stocks.

PS-30

        The Polish Traded Index (PTX) is a member of the CECE Index family, a group designed to cover the emerging stock markets of the four Visegrad countries (Czech Republic, Hungary, Poland, Slovak Republic). It is not intended primarily to qualify as a benchmark for the performance of the Polish stock market, although its performance is well-correlated to the local indexes. Rather, its foremost purpose is to serve as an underlying for derivatives trading. The main emphasis lies on ensuring the tradability of each component stock and on preserving the replicability of the PTX. Therefore, the PTX comprises a sample of only 16 Hungarian blue chip stocks which represent a basket of both relatively liquid and sufficiently tradable stocks.

The CECEEUR Index is Subject to Currency Exchange Risk

        Because the closing prices of the stocks composing the CECEEUR Index are converted into euros for purposes of calculating the value of the CECEEUR Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component stocks trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the euro and the relative weight of the component stocks in the CECEEUR Index denominated in each such currency. The devaluation of the euro against the currencies in which the component stocks trade will result in an increase in the value of the CECEEUR Index. Conversely, if the euro strengthens against such currencies, the value of the CECEEUR Index will be adversely affected and may reduce or eliminate the payment at maturity, if any, on the notes. Fluctuations in currency exchange rates can have a continuing impact on the value of the CECEEUR Index, and any negative currency impact on the CECEEUR Index may significantly decrease the value of the notes. The return on an index composed of the component stocks where the closing price is not converted into euros can be significantly different from the return on the CECEEUR Index, which is converted into euros.

License Agreement between Wiener Borse and J.P. Morgan Securities Inc.

        Wiener Borse and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by Wiener Borse, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by Wiener Borse. Wiener Borse makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the CECEEUR Index to track general stock market performance. Wiener Borse’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of Wiener Borse without regard to JPMorgan Chase & Co. or the notes. Wiener Borse has no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the CECEEUR Index. Wiener Borse is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Wiener Borse has no obligation or liability in connection with the administration, marketing or trading of the notes.

        WIENER BORSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE CECEEUR INDEX OR ANY DATA INCLUDED THEREIN AND WIENER BORSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. WIENER BORSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CECEEUR INDEX OR ANY DATA INCLUDED THEREIN. WIENER BORSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CECEEUR INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WIENER BORSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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        “WIENER BORSE” AND “CECEEUR INDEX” ARE TRADEMARKS OF THE WIENER BORSE AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY WIENER BORSE AND WIENER BORSE MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of the CECEEUR Index; Alteration of Method of Calculation

        If Wiener Borse discontinues publication of the CECEEUR Index and Wiener Borse or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued CECEEUR Index (such index being referred to herein as a “CECEEUR successor index”), then the CECEEUR Index closing level will be determined by reference to the level of such CECEEUR successor index at the close of trading on the relevant exchange or market for the CECEEUR successor index on each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a CECEEUR successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If Wiener Borse discontinues publication of the CECEEUR Index prior to, and such discontinuation is continuing on, each Basket Valuation Date or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no CECEEUR successor index is available at such time, or the calculation agent has previously selected a CECEEUR successor index and publications of such CECEEUR successor index are discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the CECEEUR Index closing level on such date. The CECEEUR Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the CECEEUR Index or CECEEUR successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the CECEEUR Index. Notwithstanding these alternative arrangements, discontinuation of the publication of the CECEEUR Index or CECEEUR successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

        If at any time the method of calculating the CECEEUR Index or a CECEEUR successor index, or the level thereof, is changed in a material respect, or if the CECEEUR Index or a CECEEUR successor index is in any other way modified so that the CECEEUR Index or such CECEEUR successor index does not, in the opinion of the calculation agent, fairly represent the level of the CECEEUR Index or such CECEEUR successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the CECEEUR Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the CECEEUR Index or such CECEEUR successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the CECEEUR Index closing level with reference to the CECEEUR Index or such successor index, as adjusted. Accordingly, if the method of calculating the CECEEUR Index or a CECEEUR successor index is modified so that the level of the CECEEUR Index or such CECEEUR successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the CECEEUR Index), then the calculation agent will adjust its calculation of the CECEEUR Index or such CECEEUR successor index in order to arrive at a level of the CECEEUR Index or such CECEEUR successor index as if there had been no such modification (e.g., as if such split had not occurred).

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GENERAL TERMS OF THE NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Lookback Basket Level, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the payment at maturity, if any, on the notes and the Basket Closing Level on any Basket Valuation Date, including the Nikkei Return, the Nikkei Closing Level, the EURO STOXX Return, the EURO STOXX Closing Level, the FTSE Return, the FTSE Closing Level, the BRIC Return, the BRIC Closing Level, the CECEEUR Return and the CECEEUR Closing Level, as well as whether there has been a market disruption event or a discontinuation of any Basket Index and whether there has been a material change in the method of calculation of any of the Basket Indices. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Lookback Basket Level, the Ending Basket Level, the Strike Level, if applicable, the Basket Return and the Basket Closing Level (including the Nikkei Closing Level, the Nikkei Return, the EURO STOXX Closing Level, the EURO STOXX Return, the FTSE Closing Level, the FTSE Return, the BRIC Return, the BRIC Closing Level, the CECEEUR Return and the CECEEUR Closing Level) and the closing level of each Basket Index on the pricing date will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the Basket Closing Level on any Basket Valuation Date and, consequently, the Lookback Basket Level, the Ending Basket Level, the Basket Return or the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to any of the Basket Indices, a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index (or the relevant successor index or indices) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during or during the one hour period preceding the close of the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index (or the relevant successor index or indices) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

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•	a suspension, absence or material limitation of trading on any major securities exchange or market for trading in futures or options contracts related to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index (or the relevant successor index or indices) for more than two hours of or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted index shall be based on a comparison of:

•	the portion of the level of the disrupted index attributable to that security relative to
•	the overall level of the disrupted index,

in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement:

•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Nikkei 225 Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

        “Relevant exchange” means, with respect to each basket Index, the primary organized exchange or market of trading for any security (or any combination thereof) then included in the Nikkei 225

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Index, the Dow Jones EURO STOXX 50® Index, the FTSETM 100 Index, the S&P BRIC 40 Index or the CECEEUR Index or any successor index or indices, respectively.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Basket Valuation Date. If the notes have more than one Basket Valuation Date, then, for each Basket Valuation Date scheduled to occur after the date of acceleration, the business days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the applicable terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

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Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) in The City of New York.

        JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt organization;
•	a dealer in securities or foreign currencies;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

        We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Basket and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

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•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than as described below.

        Sale, Exchange or Redemption of the Notes. Subject to the discussion below, upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

        The IRS could assert that a “deemed” taxable exchange has occurred on such date or dates on which a minimum amount to be received at maturity is established, particularly in the event that the amount you will receive at maturity becomes fixed. If the IRS were successful in asserting that a taxable exchange has occurred, most or all of any gain on the deemed exchange would likely be capital gain. In the event of such a successful assertion, the tax treatment of the note after such date or dates would be uncertain. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of such an event.

   Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as short-term gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;

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•	a foreign corporation; or
•	a foreign estate or trust.

        You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a trade or business in the United States.

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

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UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 47-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 47-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 47-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-40

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 47-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 47-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 47-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 47-I the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-41

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under Section 408(b)(17) of ERISA, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-42